SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

February 10, 2006

Date of report (Date of earliest event reported)

Security Capital Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	1-7921	13-3003070
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Eight Greenwich Office Park, Third Floor, Greenwich, CT		06831
(Address of Principal Executive Offices)		(Zip Code)

203-625-0770

(Registrant’s telephone number, including area code)

(Former Name or Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                          Entry into a Material Definitive Agreement.

On February 13, 2006, Security Capital Corporation (the “Company”) announced that it has entered into a Stock Purchase Agreement, dated as of February 10, 2006 (the “Stock Purchase Agreement”), among PHC Acquisition, Inc. (“PHC”), Primrose Holdings, Inc. (“Primrose”), the Company and the other parties set forth on Schedule A and Schedule B to the Stock Purchase Agreement to sell its 91.52% interest (on a fully-diluted basis) in Primrose.  PHC is an affiliate of American Capital Strategies, Ltd.  The aggregate purchase price for the Company’s interest in Primrose and those interests in Primrose held by minority stockholders and optionholders is $85 million, subject to certain adjustments set forth in the Stock Purchase Agreement relating to, among other things, payables owed to the Company and Capital Partners, Inc. (“Capital Partners”), employee bonuses and transaction expenses, resulting in a net aggregate purchase price of approximately $82.3 million.

Primrose is engaged in the franchising of educational child care centers, with related activities in real estate consulting and site selection services, in the Southeast, Southwest and Midwest.  Primrose currently is one of the Company’s two reportable segments, with the other being the employer cost containment and health services segment that consists of WC Holdings, Inc.

As previously announced, the Company is pursuing a formal sale process for the Company in order to seek the highest price reasonably obtainable for the stockholders of the Company.  As also previously announced, the formal sale process could involve a single transaction for the sale of the Company as a whole, or separate transactions for the sale of Primrose followed by the sale of the remainder of the Company.  In the course of conducting the formal sale process, the Company has explored both alternatives and the Company’s Board of Directors (the “Board”) has determined that the best way to maximize value for the Company’s stockholders is to sell Primrose and the remainder of the Company in separate transactions.  The Company currently expects to enter into a definitive agreement during the first quarter of 2006 to sell the remainder of the Company.

It is expected that the Company will realize for its 91.52% interest (on a fully-diluted basis) in Primrose approximately $76.4 million (or approximately $11.06 per diluted share of the Company), on a pre-tax basis, and approximately $57.5 million (or approximately $8.33 per diluted share of the Company), on a post-tax basis.  The Company does not currently intend to issue a special cash dividend to its stockholders with respect to the net proceeds of the sale of Primrose payable to it, but instead expects to retain such net proceeds until the completion or termination of the Company’s formal sale process.

The Company has made customary representations and warranties in the Stock Purchase Agreement.  The consummation of the Primrose transaction is subject to customary closing conditions, including the expiration of all waiting periods required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and is expected to close by April 15, 2006.  The Stock Purchase Agreement includes certain customary termination rights and provides that, upon the termination of the Stock Purchase Agreement, under certain limited circumstances, the Company will be required to pay PHC a termination fee of $2.55 million.

Pursuant to the Stock Purchase Agreement, the Amended and Restated Stockholders’ Agreement, dated as of January 1, 2003, among the Company, Primrose, Jo Kirchner and Robert Benowitz, to which Derek Fuller, Jim Steger and Lee Scott have been joined, is amended insofar as it is inconsistent with the Stock Purchase Agreement and will be terminated as of the closing of the Primrose transaction.

Pursuant to the Stock Purchase Agreement, the Tax Sharing Joinder Agreement, dated as of April 6, 1999, among the Company, Primrose and Primrose School Franchising Company (“PSFC”), a wholly-owned subsidiary of Primrose, will be terminated as of the day before the closing of the Primrose transaction.

Pursuant to the Stock Purchase Agreement, the Amended and Restated Management Advisory Services Agreement, dated as of April 5, 2002 (the “Security Capital Management Advisory Services Agreement”), between the Company and PSFC will be terminated as of the closing of the Primrose transaction.  Primrose will pay to the Company at the closing of the Primrose transaction the aggregate amount of the Fee (as such term is defined in the Security Capital Management Advisory Services Agreement) that is payable by Primrose to the Company pursuant to the Security Capital Management Advisory Services Agreement.

Pursuant to the Stock Purchase Agreement, the Second Amended and Restated Advisory Services Agreement, dated as of December 23, 2005 (the “Capital Partners Advisory Services Agreement”), among the Company, Primrose and Capital Partners will be amended as of the closing of the Primrose transaction to remove Primrose as a party.  The aggregate amount of the Advisory Fee (as such term is defined in the Capital Partners Advisory Services Agreement) that is payable by Primrose to Capital Partners is $193,750, and Primrose will pay such amount to Capital Partners at the closing of the Primrose transaction.  The terms of this amendment were unanimously approved by the Compensation Committee of the Board, the Audit Committee of the Board and the full Board, a majority of the members of which are independent directors.  Capital Partners and its affiliates are the beneficial owners of approximately 81.8% of the Company’s outstanding shares.  Additionally, Brian D. Fitzgerald, the Chairman, Chief Executive Officer and a director of the Company, is the sole stockholder and a director of Capital Partners, and A. George Gebauer, the Vice Chairman, Secretary and a director of the Company, and William R. Schlueter, a Senior Vice President and Chief Financial Officer of the Company, are officers of Capital Partners.

A copy of the press release issued by the Company on February 13, 2006 is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.                                          Financial Statements and Exhibits.

(d)                                 Exhibits.

99.1                           Press release issued by Security Capital Corporation on February 13, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 16, 2006

SECURITY CAPITAL CORPORATION

	By:	/s/ William R. Schlueter
Name: William R. Schlueter
Title: Senior Vice President and
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press release issued by Security Capital Corporation on February 13, 2006.